The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 30, 2015

Citigroup Inc.	April , 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0463 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August     , 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Overview
▪
The securities offered by this preliminary pricing supplement are unsecured debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of shares of the WisdomTree Japan Hedged Equity Fund (the “underlying shares”) from the initial share price to the final share price.

▪
The securities offer leveraged exposure to a limited range of potential appreciation of the underlying shares as described below. In exchange for that leverage within a limited range, investors in the securities must be willing to forgo (i) any appreciation of the underlying shares in excess of the maximum return at maturity specified below and (ii) any dividends that may be paid on the underlying shares. In addition, investors in the securities must be willing to accept full downside exposure to any depreciation of the underlying shares. If the final share price is less than the initial share price, you will lose 1% of the stated principal amount of your securities for every 1% of that decline. There is no minimum payment at maturity.

▪
In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying shares:		Shares of the WisdomTree Japan Hedged Equity Fund (NYSE Arca symbol: “DXJ”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:		$
Stated principal amount:		$10 per security
Pricing date:		April , 2015 (expected to be April 30, 2015)
Issue date:		May , 2015 (three business days after the pricing date)
Valuation date:		July , 2016 (expected to be July 29, 2016), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:		August , 2016 (expected to be August 3, 2016)
Payment at maturity:
For each $10 stated principal amount security you hold at maturity:
▪  If the final share price is greater than the initial share price:
$10 + the leveraged return amount, subject to the maximum return at maturity
▪  If the final share price is less than or equal to the initial share price:
$10 × the share performance factor
If the final share price declines from the initial share price, your payment at maturity will be less, and possibly significantly less, than the $10 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:		$ , the closing price of the underlying shares on the pricing date
Final share price:		The closing price of the underlying shares on the valuation date
Share performance factor:		The final share price divided by the initial share price
Share percent increase:		The final share price minus the initial share price, divided by the initial share price
Leveraged return amount:		$10 × the share percent increase × the leverage factor
Leverage factor:		300.00%
Maximum return at maturity:
The maximum return at maturity will be determined on the pricing date and will be at least $1.50 per security (15.00% of the stated principal amount). The payment at maturity per security will not exceed $10.00 plus the maximum return at maturity.

Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17323B463 / US17323B4639
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10	$0.175(2)	$9.775
$0.05(3)
Total:	$	$	$
(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be between $9.100 and $9.600 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this preliminary pricing supplement.
(2) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $0.225 for each $10 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management and their financial advisors, will collectively receive from CGMI a variable selling concession of up to $0.175 for each $10 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.
(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security. The structuring fee may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
You should read this preliminary pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:
Product Supplement No. EA-02-03 dated November 13, 2013	Prospectus Supplement and Prospectus each dated November 13, 2013
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August , 2016

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this preliminary pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this preliminary pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Delisting, Liquidation or Termination of an ETF,” and not in this preliminary pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this preliminary pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this preliminary pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price is a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price is subject to adjustment upon the occurrence of any of the events described in that section.

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns, subject to the maximum return at maturity, for a limited range of potential appreciation of the underlying shares;

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario; and

▪
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum return at maturity, while using fewer dollars by taking advantage of the leverage factor.

If the final share price is less than the initial share price, the securities are exposed on a 1-to-1 basis to the percentage of that decline. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 15 months
Leverage factor:	300.00%, subject to the maximum return at maturity. The leverage factor applies only if the final share price is greater than the initial share price.
Maximum return at maturity:	At least $1.50 (15.00% of the stated principal amount), to be determined on the pricing date
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities provide for the possibility of receiving a return at maturity equal to 300% of the appreciation of the underlying shares, provided that investors will not receive a payment at maturity in excess of the maximum payment at maturity, which will be at least $11.50 per security (to be determined on the pricing date). At maturity, if the underlying shares have appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying shares, subject to the maximum return at maturity. However, if the underlying shares have depreciated in value, investors will lose 1% for every 1% decline in the value of the underlying shares from the initial share price. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Inc.

Leveraged Upside Performance:	The securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a limited range of positive performance.
Upside Scenario:
If the final share price is greater than the initial share price, the payment at maturity for each security will be equal to the $10 stated principal amount plus the leveraged return amount, subject to the maximum return at maturity of at least $1.50 per security (at least 15.00% of the stated principal amount). For example, if the final share price is 3% greater than the initial share price, the securities will provide a total return of 9% at maturity.

April 2015	PS-2

Citigroup Inc.
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August , 2016

Downside Scenario:
If the final share price is less than the initial share price, you will lose 1% for every 1% decline in the value of the underlying shares from the initial share price and the payment at maturity will be less than the stated principal amount. For example, if the final share price is 30% less than the initial share price, you will receive a payment at maturity of $7.00 per security, or 70% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price. The diagram and examples below are based on a hypothetical maximum return at maturity of 15.00%.

Investors in the securities will not receive any dividends on the underlying shares or the stocks included in or held by the ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF” below.

PLUS Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual maximum return at maturity, which will be determined on the pricing date, the actual initial share price and the actual final share price. The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much. The examples are based on a hypothetical initial share price of $55.50.

Example 1—Upside Scenario A. The hypothetical final share price is $57.17 (an approximately 3.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $10 + the leveraged return amount, subject to the hypothetical maximum return at maturity of $1.50 per security

= $10 + ($10 × the share percent increase × the leverage factor), subject to the hypothetical maximum return at maturity of $1.50 per security

= $10 + ($10 × 3.00% × 300.00%), subject to the hypothetical maximum return at maturity of $1.50 per security

April 2015	PS-3

Citigroup Inc.
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August , 2016

= $10 + $0.90, subject to the hypothetical maximum return at maturity of $1.50 per security

= $10.90

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price and the leveraged return amount of $0.90 per security results in a total return at maturity of 9.00%, which is less than the hypothetical maximum return at maturity of 15.00%, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security plus the leveraged return amount, or $10.90 per security.

Example 2—Upside Scenario B. The hypothetical final share price is $83.25 (an approximately 50.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $10 + the leveraged return amount, subject to the hypothetical maximum return at maturity of $1.50 per security

= $10 + ($10 × the share percent increase × the leverage factor), subject to the hypothetical maximum return at maturity of $1.50 per security

= $10 + ($10 × 50.00% × 300.00%), subject to the hypothetical maximum return at maturity of $1.50 per security

= $10 + $15.00, subject to the hypothetical maximum return at maturity of $1.50 per security

= $11.50

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price and the leveraged return amount of $15.00 per security would result in a total return at maturity of 150.00%, which is greater than the hypothetical maximum return at maturity of 15.00%, your payment at maturity in this scenario would equal the maximum payment at maturity of $11.50 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying shares without a hypothetical maximum return.

Example 3—Downside Scenario. The hypothetical final share price is $16.65 (an approximately 70.00% decrease from the hypothetical initial share price), which is less than the hypothetical initial share price.

Payment at maturity per security = $10 × the share performance factor

= $10 × 30.00%

= $3.00

Because the hypothetical final share price decreased from the hypothetical initial share price, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying shares.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the initial share price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪
The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪
Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of at least 15.00%, which is equivalent to a maximum return at maturity of $1.50 per security and would result in a maximum payment at maturity of $11.50 per security. The actual maximum return at maturity will be determined on the pricing date. Taking into account the leverage factor and assuming a maximum return at maturity of 15.00%, any increase in the

April 2015	PS-4

Citigroup Inc.
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August , 2016

final share price over the initial share price by more than approximately 5.00% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

▪
You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF. As of March 26, 2015, the trailing 12-month dividend yield of the underlying shares was approximately 10.30%. While it is impossible to know the future dividend yield of the underlying shares, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 12.85% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this preliminary pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪
Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this preliminary pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this preliminary pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this preliminary pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this preliminary pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

April 2015	PS-5

Citigroup Inc.
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August , 2016

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this preliminary pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the underlying shares and the stocks held by the ETF, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this preliminary pricing supplement.

▪
Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the stocks held by the ETF or in instruments related to the underlying shares or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪
The price of the underlying shares may not completely track the performance of the ETF underlying index. The price of the underlying shares will reflect transaction costs and fees of the underlying share issuer that are not included in the calculation of the ETF underlying index. In addition, the underlying share issuer may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the ETF underlying index.

▪
The currency hedge employed by the ETF may not sufficiently reduce its exposure to currency fluctuations.  The price of the underlying shares is related to the U.S. dollar value of stocks that trade in Japanese yen. The ETF attempts to mitigate the impact of currency fluctuations on its performance by entering into forward currency contracts or futures contracts designed to offset its exposure to the Japanese yen. The amount of forward contracts and futures contracts in the ETF is based on the aggregate exposure of the ETF to the Japanese yen. However, this approach may not eliminate the exposure of the ETF to the Japanese yen. The return of the forward currency contracts and currency futures contracts may not offset the actual fluctuations between the Japanese yen and the U.S. dollar. As a result, the holders of the securities will still likely be exposed to currency exchange rate risk with respect to the Japanese yen. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, such currency, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. The extent of your exposure will depend on the extent to which the currency hedge strategy employed by the ETF is able to mitigate currency fluctuations and the extent to which the Japanese yen strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Japanese yen, the price of the underlying shares could be adversely affected and your payment at maturity on the securities may be reduced.

▪
The performance of the underlying shares will not likely benefit from the appreciation of the Japanese yen relative to the U.S. dollar.  The ETF’s currency hedge strategy will likely result in lower returns in the underlying shares than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar. Consequently, the weakening of the U.S. dollar relative to the Japanese yen is not expected to have any positive impact on the underlying shares (as compared to returns of an equivalent unhedged investment).

▪
There are risks associated with investments in securities linked to the value of Japanese securities. The underlying shares track the performance of the ETF underlying index, which tracks the value of certain Japanese equity securities. Accordingly, the securities are subject to risks associated with Japanese equity markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial

April 2015	PS-6

Citigroup Inc.
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August , 2016

reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of Japanese securities issued may be affected by political, economic, financial and social factors in Japan, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Japanese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

▪
Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪
The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪
The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF” in the accompanying product supplement.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
Changes made by the investment adviser to the underlying share issuer or by the sponsor of the index underlying the ETF may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

April 2015	PS-7

Citigroup Inc.
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August , 2016

▪
The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this preliminary pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About the Underlying Shares

The WisdomTree Japan Hedged Equity Fund (the “underlying share issuer”) is an investment portfolio managed by WisdomTree Trust. WisdomTree Asset Management, Inc. is the investment adviser to the underlying share issuer.

WisdomTree Trust  is a registered investment company that consists of numerous separate investment portfolios, including the underlying share issuer. Information provided to or filed with the SEC by WisdomTree Trust. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The WisdomTree Japan Hedged Equity Fund trades on the NYSE Arca under the ticker symbol “DXJ.”

The underlying share issuer is an exchange-traded fund that seeks to track the WisdomTree Japan Hedged Equity Index. The underlying share issuer and the WisdomTree Japan Hedged Equity Index seek to provide exposure to equity securities in Japan, while at the same time hedging exposure to fluctuations between the value of the U.S. dollar and the Japanese yen. The WisdomTree Japan Hedged Equity Index was developed by WisdomTree Trust as an equity benchmark for the stock performance of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange and that derive less than 80% of their revenue from sources in Japan, and is designed to provide exposure to a segment of the Japanese equity markets while also mitigating exposure to fluctuations of the Japanese yen relative to the U.S. dollar. The underlying share issuer generally uses a “representative sampling strategy” to achieve its investment objective, meaning it generally will invest in a sample of securities in the ETF underlying index (as discussed below) whose risk, return and other characteristics generally resemble the risk return and other characteristics of the ETF underlying index as a whole. The underlying share issuer generally invests at least 95% of its assets in securities of the ETF underlying index. The underlying share issuer may invest the remainder of its assets in cash and cash equivalents, as well as in shares of other investment companies, forward contracts, futures contracts, options on futures contracts, options, and swaps. To the extent the ETF underlying index holds 25% or more of its total assets in the securities of a particular industry or group of industries, the underlying share issuer will concentrate its investments to approximately the same extent as the ETF underlying index. To offset the exposure of the underlying shares to the Japanese yen, the underlying share issuer may enter into forward currency contracts or futures contracts. The amount of forward contracts and futures contracts in the underlying shares is based on the aggregate exposure of the underlying shares to the Japanese yen. This approach may not eliminate the exposure of the underlying shares to the Japanese yen. The return of the forward currency contracts and currency futures contracts may not offset the actual fluctuations between the Japanese yen and the U.S. dollar.

Prior to April 1, 2010, the underlying share issuer was referred to as the “WisdomTree Japan Total Dividend Fund” and the performance of the underlying shares tracked the performance of the WisdomTree Japan Dividend Index. After April 1, 2010, the underlying share issuer sought to track the WisdomTree Japan Hedged Equity Index.

This preliminary pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

April 2015	PS-8

Citigroup Inc.
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August , 2016

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 2, 2008 to March 26, 2015. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance. The closing prices and other information below reflects the historical performance of the underlying shares during a period that the underlying share issuer sought to track the performance of two different indices, as discussed above, and may not be indicative of the performance of the underlying shares had the underlying share issuer sought to track only the WisdomTree Japan Hedged Equity Index for the entire period. In addition, on November 30, 2012, the WisdomTree Japan Hedged Equity Index was modified to exclude companies that derive more than 80% of their revenues from Japan. Accordingly, the historical performances of the underlying shares shown below may not be indicative of how the underlying shares would have performed during the period shown below based on the current rules of the WisdomTree Japan Hedged Equity Index. Moreover, we cannot predict whether any further changes to the underlying shares or the WisdomTree Japan Hedged Equity Index may be made in the future.

WisdomTree Japan Hedged Equity Fund – Historical Closing Prices January 4, 2010 to March 26, 2015

WisdomTree Japan Hedged Equity Fund (CUSIP of the Underlying Shares: 97717W851)	High	Low	Dividends
2010
First Quarter	$42.74	$39.90	$0.00000
Second Quarter	$42.88	$35.57	$0.00000
Third Quarter	$37.19	$34.73	$0.18488
Fourth Quarter	$38.74	$34.55	$0.26381
2011
First Quarter	$41.21	$33.50	$0.00000
Second Quarter	$37.23	$34.39	$0.47581
Third Quarter	$37.06	$31.56	$0.00000
Fourth Quarter	$33.06	$30.49	$0.27007
2012
First Quarter	$37.02	$31.40	$0.00000
Second Quarter	$36.71	$30.08	$0.31575
Third Quarter	$33.42	$30.34	$0.00381

April 2015	PS-9

Citigroup Inc.
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August , 2016

Fourth Quarter	$36.88	$30.77	$0.23252
2013
First Quarter	$44.23	$36.66	$0.00000
Second Quarter	$52.91	$40.82	$0.24687
Third Quarter	$49.48	$43.89	$0.00000
Fourth Quarter	$50.84	$45.31	$0.37082
2014
First Quarter	$50.43	$45.07	$0.00000
Second Quarter	$50.60	$44.84	$0.54592
Third Quarter	$52.87	$48.48	$0.00000
Fourth Quarter	$57.53	$46.84	$0.39465
2015
First Quarter (through March 26, 2015)	$56.43	$47.42	$0.00000

The closing price of the underlying shares on March 26, 2015 was $55.50.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

Description of the WisdomTree Japan Hedged Equity Index

The WisdomTree Japan Hedged Equity Index (the “ETF underlying index”) is a stock index calculated, published and disseminated by WisdomTree Investments, Inc. (“WTI”), and is designed to provide exposure to a segment of the Japanese equity markets while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen relative to the U.S. dollar. The ETF underlying index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan. By excluding companies that derive 80% or more of their revenue from Japan, the ETF underlying index is concentrated on dividend-paying companies with a more significant non-Japan revenue base. The companies included in the ETF underlying index typically have greater exposure to the value of global currencies and, in many cases, their business prospects historically have improved when the value of the Japanese yen has declined and have weakened when the value of the Japanese yen has increased. The ETF underlying index is a currency-hedged version of the WisdomTree Japan Dividend Index (the “WJD Index”), and the selection and weighting methodology for the ETF underlying index is identical to the selection and weighting methodology used for the WJD Index.

Selection Criteria

To be eligible for inclusion in the ETF underlying index, component companies must meet the following eligibility requirements established by WTI: (i) payment of at least $5 million in cash dividends on common shares in the annual cycle prior to the annual rebalance of the ETF underlying index; (ii) market capitalization of at least $100 million as of the rebalance of the ETF underlying index; (iii) average daily dollar volume of at least $100,000 for the three months preceding the rebalance of the ETF underlying index; and (iv) trading of at least 250,000 shares per month for each of the six months preceding the rebalance of the ETF underlying index.

Companies are weighted in the ETF underlying index based on annual cash dividends paid. At the time of the annual rebalance of the ETF underlying index, the maximum weight of any single security in the ETF underlying index is capped at 5% and the maximum weight of any one sector in the ETF underlying index is capped at 25%. In response to market conditions, security and sector weights may fluctuate above the specified cap between annual rebalance of the ETF underlying index dates. WTI, as the index provider, currently uses Standard & Poor’s Global Industry Classification Standards (“S&P GICS”) to define companies in each sector. The following sectors are included in the ETF underlying index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials and telecommunication services. A sector is comprised of multiple industries. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

Index Calculation

The ETF underlying index is a currency hedged version of the WJD Index, and the ETF underlying index is designed to approximate the investable return available to U.S. based investors that attempts to mitigate currency fluctuations as a source of the international index return. The index values of the WJD Index are calculated by aggregating the sum of the product of number of stocks in the ETF underlying index for a component company, the price of such stock and the cross rate of the Japanese yen against the U.S. dollar. This value is then adjusted by a divisor. By adjusting the divisor, the index value retains its continuity before and after changes in the market capitalization of the ETF underlying index due to changes in composition, weighting or corporate actions.

The WJD Index is calculated whenever the New York Stock Exchange is open for trading. If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent computations of the WJD Index until trading resumes. If trading is suspended before the opening, the adjusted closing price of the stock from the previous day is used to calculate the WJD Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the computation of the WJD Index.

April 2015	PS-10

Citigroup Inc.
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August , 2016

The ETF underlying index is calculated on a daily basis and it uses a WM/Reuters 1-month forward rate to mitigate the effects of currency fluctuations. The precise calculation for the daily hedged currency index is as follows:

Where,

•	Forward Rate = WM/Reuters 1-month forward rate in foreign currency per U.S. dollar

•	Spot Rate = Spot Rate in foreign currency per U.S. dollar.

•	For each month m, there are d = 1, 2, 3, . . . D calendar days so “md” is day d for month m and “m0” is the last day of month m-1.

•	D = total number of days in month m

Weighting

The ETF underlying index is a modified capitalization-weighted index that employs a transparent weighting formula to magnify the effect that dividends play in the total return of such index. The initial weight of a component in the ETF underlying index at the annual reconstitution is derived by multiplying the U.S. dollar value of the annual dividend per share of the company by the number of common shares outstanding for that company (the “Cash Dividend Factor”). Special dividends are not included in the computation of weights of the ETF underlying index. The Cash Dividend Factor is calculated for every component in the ETF underlying index and then summed. The weight of each component, at the International Weighting Date, is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in that ETF underlying index. The International Weighting Date is the date on which component weights are set and it occurs immediately after the close of trading on the third Wednesday of June. New component weights take effect before the opening of trading on the first Monday following the third Friday of June (the “International Reconstitution Date”).

The weighting of the ETF underlying index will be modified in the event of the following weighting modification events:

(i)
Where a company achieves a weighting that is greater than or equal to 24.0% of its ETF underlying index, its weighting will be reduced to 20.0% at the close of the current calendar quarter, and all other components in the ETF underlying index will be rebalanced.

(ii)
Where the collective weight of the component securities of the ETF underlying index whose individual current weights are greater than or equal to 5.0% of the ETF underlying index is greater than or equal to 50.0% of the ETF underlying index, the weightings in those component securities will be reduced so that their collective weight equals 40.0% of the ETF underlying index at the close of the current calendar quarter. All other components in the ETF underlying index will also be rebalanced to reflect their relative weights before the adjustment.

(iii)	here a sector achieves a weight that is greater than or equal to 25% of the ETF underlying index, weight of companies will be proportionally reduced to 25% as of the annual screening date.

Maintenance of the ETF Underlying Index

Index maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions. Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the number of stocks of such constituent included in the ETF underlying index and the stock prices of the component companies in the ETF underlying index. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the number of stocks of such constituent included in the ETF underlying index or in the stock prices of the component companies in the ETF underlying index. Other corporate actions, such as special dividends and entitlements, may require index divisor adjustments. Any corporate action, whether it requires index divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions. Whenever possible, changes to the components of the Underlying Index, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

April 2015	PS-11

Citigroup Inc.
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August , 2016

Index Divisor Adjustments

Changes in the market capitalization of the ETF underlying index due to changes in composition, weighting or corporate actions result in a divisor change to maintain the continuity of the ETF underlying index. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WisdomTree reserves the right to determine the appropriate implementation method.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this preliminary pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased underlying shares with a value equal to the amount you paid to acquire your securities and subsequently sold those shares for their fair market value at the time your securities are sold, exchanged or retired (which would reflect the percentage increase, without any multiplier, in the value of the underlying shares over the term of the securities). Alternatively, the “net underlying long-term capital gain” could be calculated using a number of underlying shares that reflects the multiplier used to calculate the payment that you will receive on your securities. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

April 2015	PS-12

Citigroup Inc.
PLUS Based on Shares of the WisdomTree Japan Hedged Equity Fund Due August , 2016

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $0.225 for each $10 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management and their financial advisers collectively, a variable selling concession of up to $0.175 for each $10 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this preliminary pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this preliminary pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. The range for the estimated value of the securities set forth on the cover page of this preliminary pricing supplement reflects terms of the securities that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

Performance Leveraged Upside SecuritiesSM and PLUSSM are service marks of Morgan Stanley, used under license.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

April 2015	PS-13